Exhibit 10.78

Nortel-Flextronics	Agreement dated January 13, 2009

AMENDING AGREEMENT

This Amending Agreement (“Agreement”) is entered into and made effective as of January 13, 2009 (the “Effective Date”) by and between on the one hand Nortel Networks Limited (“Nortel”), and on the other hand Flextronics Telecom Systems Ltd. (“FTS”) and Flextronics Corporation (f/k/a Solectron Corporation, “FC”) (FTS and FC, collectively, “Flextronics”), on the terms and conditions set forth below.

WHEREAS, pursuant to the Amended and Restated Master Contract Manufacturing Services Agreement by and between Nortel and FTS, dated June 29, 2004 (as previously amended by the parties before the Effective Date, the “Flex MCMSA”), the agreement dated October 13, 2006 between Nortel and FTS (the “October Agreement”) and the Master Contract Manufacturing Services Agreement by and between Nortel and FC, dated September 30, 2003 previously amended by Nortel and FC before the Effective Date) (the “SLR MCMSA”) (the Flex MCMSA and SLR MCMSA and the October Agreement are each an “MCMSA” and are collectively referred to as the “MCMSAs”), the parties hereto are engaged in a complex contract manufacturing relationship whereby Flextronics purchases materials and components, assembles the materials into higher-level components and finished goods, stores and delivers such finished components and goods to Nortel based on Nortel’s forecasts and demands;

AND WHEREAS, parties hereto are parties to (i) the Master Repair Services Agreement dated June 29, 2004, between Nortel and FTS, as amended by the parties thereto before the Effective Date, (ii) the Master Contract Logistics Services Agreement dated June 29, 2004, between FTS and Nortel, as amended by the parties thereto before the Effective Date, and (iii) the Master Contract Repair Services Agreement dated June 3, 2000, between Nortel and FT[sic], as amended by the parties thereto before the Effective Date, (collectively the foregoing agreements are referred to as the “Related Services Agreements”);

AND WHEREAS, the parties desire by this Agreement to amend the MCMSAs, to address certain outstanding obligations between them and to modify the terms on which the parties engage in their relationship;

NOW, THEREFORE, in consideration of the foregoing, the consideration recited below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by all parties, the parties agree as follows:

1. Purchase of Inventories. The parties have been engaged in ongoing discussions regarding the identification of various inventories that Flextronics currently holds on behalf of Nortel (individually and collectively, the “Inventory” or “Inventories”). Nortel will purchase the Inventories identified in the attached Schedule A, in the amount of $120 million (U.S. dollars) (the “Inventory Purchase Amount”); Flextronics will deliver and transfer title for such Inventory to Nortel within 30 days of each payment made by Nortel as set forth below (e.g., following the first payment of $25 million, Flextronics will deliver and transfer title to Nortel Inventory priced at $25 million under the applicable pricing between the parties). Nortel will pay the Inventory Purchase Amount in advance of delivery by Flextronics in accordance with the following schedule:

$25 million shall be paid by wire transfer initiated on January 14, 2009

$50 million due and payable in full on January 20, 2009

$25 million due and payable in full on April 1, 2009

$20 million due and payable in full on July 1, 2009

The obligation of Flextronics to deliver and transfer title to up to $120 million dollars in Inventory set forth in this Agreement shall not be subject to any claims of set off or counterclaim by Flextronics howsoever arising, in respect of any claim Flextronics may have as of, or prior to, the Effective Date.

Except as set out herein, all amounts owing to Flextronics by Nortel as of the date of Bankruptcy (as hereinafter defined) shall be subject to, and dealt with, in accordance with such a Bankruptcy and the court orders issued in connection therewith.

Nortel-Flextronics	Agreement dated January 13, 2009

The Inventory Purchase Amount will include a 3% cost of acquisition of Material and no additional charges or adders will be payable Flextronics agrees that Inventory to be delivered will be in compliance with the applicable Specification. Flextronics agrees to cooperate with Nortel, including by segregating Inventory and allowing access for Nortel, to provide a reasonable amount of time to validate the Inventory being transferred, such validation to be completed no later than 30 days after the date of payment.

2. Accounts Receivable. For the term of any Bankruptcy (as defined below), with respect to any amounts that come due for Products, Materials and services delivered or provided after the Effective Date, notwithstanding the payment terms set forth in the MCMSAs and the Related Services Agreements, Nortel will pay on a weekly basis, to be received by Flextronics the Wednesday of each week (unless the Wednesday is not a Business Day, in which case the payment will be the next Business Day) by wire transfer, all amounts due for Products, Materials, services or other items delivered or provided by Flextronics during the immediately previous week (Monday through Sunday).

3. Pricing and Claims Processes. After the Effective Date, the parties agree that the mechanisms for adjustments to pricing (including ROIC) and claims processes, other than the uplift percentage for underconsumption of liability pursuant to the SLR MCMSA, will remain in effect pursuant to the processes in place immediately prior to the Effective Date. Flextronics agrees that current transformation prices under the MCMSAs and Related Services Agreements, as applicable, will remain fixed during the term of any Bankruptcy (as defined below) through the end of calendar year 2009; if any Bankruptcy continues past such time, then the parties will negotiate pricing in accordance with the MCMSAs.

4. Excess Inventory Obligations.

(a) On the first day of each calendar quarter (i.e., January 1, April 1, July 1 and October 1), beginning April 1, 2009, and with respect to the current calendar quarter as soon as the parties can identify the applicable amounts (but with effect from January 1, 2009), Flextronics will provide to Nortel a report of the following inventories: (i) all Materials and Products in Flextronics’s inventory that are in excess of Nortel’s then-current forecast (i.e., the forecast loaded into Flextronics’s MRP system by Nortel as of the first day of the quarter) for the next 6 months’ of demand by Nortel (regardless of aging); (ii) all Materials and Products for which there is zero demand in the then-current forecast; (iii) all finished Products then in Flextronics’s inventory and built in accordance with the MCMSAs (individually and collectively, such items identified in (i)-(iii), other than Materials and Products acquired before the Effective Date (“Quarterly E&O”).

(b) Nortel will provide Flextronics with a purchase order covering such Quarterly E&O (the “QEO Order”) no later than the first day of the second month of each calendar quarter,; payment for the Quarterly E&O will be due in full in accordance with the terms for payment set forth above. Flextronics will deliver such Quarterly E&O to Nortel or a designated storage facility or third party.

(c) Nortel shall not be liable to purchase Quarterly E & O that either (or both) (i) does not comply with applicable Specifications in accordance with the MCMSAs, or (ii) Nortel can demonstrate was not acquired using prudent purchasing practices in accordance with the MCMSAs, provided in either case (i.e., (i) or (ii)) that Nortel provides evidence of the basis for objection within 30 days of identification of such Quarterly E&O to Nortel.

5. Changes to Supplier Terms. Nortel will compensate Flextronics (and adjust terms with Flextronics as necessary) to address any changes to the terms for purchases of any NC Supplier or NCD Supplier.

6. Transfers of Operations. With respect to planned and previously-discussed transfers of operations (which include transfers from Flextronics to different Flextronics facilities, transfers from Flextronics to Nortel and transfers from Flextronics to third parties) (individually and collectively, “Transfers”):

(a) All Transfers currently subject to agreed-upon plans of record (e.g., PP15K, Calgary, M1 PCBA, Option 11) will remain subject to such plans of record, unless otherwise mutually agreed.

Nortel-Flextronics	Agreement dated January 13, 2009

(b) The parties agree to consider specifically the discussed transfer of fastflow from Calgary to Flextronics operations in Columbia, South Carolina and M1 to Monkstown, and to evaluate the desirability of such potential Transfers.

7. Available Remedies. For the term of any Bankruptcy, if Nortel breaches any obligations set forth in this Agreement (and such breach continues for more than 2 Business Days following notice from Flextronics), including, without limitation, late payment on any amounts due to Flextronics, then Flextronics may, in addition to any other remedies available, at its option, stop shipment on any pending orders, suspend the Production Effort, cancel outstanding orders for Materials and demand pre-payments before accepting any additional Purchase Orders, after notice to Nortel of such breach.

8. Filing to Court, Approval of Agreement. Due to the central and strategic nature of Flextronics’s services for Nortel, without which Nortel would be substantially impaired in its operations, in the event that Nortel files for any bankruptcy, reorganization or similar protections under the laws of Canada (any such proceeding individually and in combination, a “Bankruptcy”), Nortel will within 7 days following any filing petition the court, cooperate with Flextronics and otherwise use Nortel’s best efforts to have this Agreement approved (or recognized, accepted or any similar designation as may be applicable) by the court with respect to such filing by Nortel. The objective of such efforts is to establish the enforceability of this Agreement in the context of the Bankruptcy and authorize Nortel to make the payments provided for herein. Nortel agrees that it will not, during the pendency of the Bankruptcy, treat any supplier or vendor of goods or services any better than the treatment afforded to Flextronics hereunder, in respect of pre-filing claims; provided, however, that this provision shall not apply to payments to be made by Nortel to other suppliers and vendors of goods or services in an amount of up to $30 million in the aggregate during the pendency of the Bankruptcy. As part of such filing, Nortel will describe in such petition(s) and approval(s) the terms and conditions in this Agreement or Nortel will attach a copy of this Agreement to such filings. Nortel agrees that Flextronics may, in its sole discretion, submit this Agreement to any court, monitor or similar authority in support of and as evidence Nortel’s agreement and obligations hereunder.

9. General. Terms not defined herein will have the meanings provided in the applicable MCMSAs. To the extent of any conflict, inconsistency or ambiguity between and among this Agreement and the MCMSAs and October Agreement, this Agreement will control. Except as set forth herein, this Agreement is not a waiver or release of any rights or remedies available to either at law or in equity. Except as amended herein, the MCMSAs will continue to govern the relationship of the parties and will continue in effect in accordance with their respective terms; however, this Agreement will not in any way effect or negate the notice of termination of the SLR MCMSA that Flextronics provided to Nortel on January 12, 2009. If any of the provisions or terms of this Agreement are deemed unenforceable for any reason, then the parties agree that the rest of the Agreement should be given full force and effect to the greatest extent permissible under applicable law, and that the court interpreting such provision is entitled to amend or substitute a provision that gives effect to the original intent and meaning of the unenforceable provision to the greatest extent possible. This Agreement may be executed in counterparts, and each party hereto may affirm its assent by any electronic or facsimile means. This Agreement will be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein.

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Nortel-Flextronics	Agreement dated January 13, 2009

IN WITNESS WHEREOF, each party, by its respective duly-authorized representative identified below, acknowledges and agrees to the terms and conditions of this Amending Agreement.

Nortel Networks Limited	Flextronics Telecom Systems Ltd.

/s/ Gordon A. Davies	/s/ Manny Marimuthu
Signed	Signed

Gordon A. Davies	Manny Marimuthu
Print Name	Print Name

Chief Legal Officer and Corporate Secretary	Director
Title	Title

Nortel Networks Limited	Flextronics Corporation

/s/ Anna Ventresca	/s/ Michael Clarke
Signed

Anna Ventresca	Michael Clarke
Print Name

Assistant Secretary	President, FlexInfrastructure
Title

Nortel-Flextronics	Agreement dated January 13, 2009

Schedule A

Identification of Inventory

The parties acknowledge and agree that the specific inventory amounts, Materials and Products have been the subject of ongoing discussions, updates and negotiations and that the following breakdowns represent the agreements among the parties as to the nature of the Inventory that Nortel is purchasing. Flextronics will select the specific items to be delivered from the following identified categories, the details of which will be provided to Nortel.

Flextronics will select the specific items to be delivered based on the schedules of such items that have been delivered to and discussed with Nortel.

The parties agree that the Inventory purchase by Nortel will include (without limitation) the following:

•	MEN (MD and other)

•	PP15K (RoHS and non-RoHS)

•	PP15K bonepile (Flextronics will continue debug efforts until June, 2009)

Flextronics will identify the applicable Inventory based on a snapshot of all Inventory currently held by Flextronics as of the Effective Date